Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	July 31, 2019
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
THIRD QUARTER EARNINGS

ROANOKE, Va. (July 31, 2019)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,138,555 or $0.14 per share for the quarter ended June 30, 2019. This compares to earnings of $1,087,355 or $0.14 per share for the quarter ended June 30, 2018. CEO John D'Orazio stated, "We continue to see earnings growth from improved utility margins associated with the company's infrastructure replacement programs, implementation of the new non-gas rates, customer growth, and the investment in the Mountain Valley Pipeline."

Earnings for the twelve months ending June 30, 2019 were $8,927,266 or $1.11 per share compared to $0.91 per share for the twelve months ended June 30, 2018. D’Orazio attributed the increase in trailing twelve-month earnings per share primarily to improved utility margins associated with infrastructure replacement programs, implementation of the new non-gas rates, customer growth, and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended June 30, 2019 is not indicative of the results to be expected for the fiscal year ending September 30, 2019 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2019	2018	2019	2018
Revenues	$11,682,950	$11,889,570	$68,145,798	$65,736,042
Operating expenses	10,045,893	10,053,980	56,326,695	54,081,653
Operating income	1,637,057	1,835,590	11,819,103	11,654,389
Equity in earnings of MVP	777,193	245,075	2,391,549	717,254
Other income (expense), net	(5,967)	36,857	393,190	(147,723)
Interest expense	925,698	583,592	3,267,271	2,346,376
Income before income taxes	1,482,585	1,533,930	11,336,571	9,877,544
Income tax expense	344,030	446,575	2,409,305	3,104,912
Net income	$1,138,555	$1,087,355	$8,927,266	$6,772,632
Net earnings per share of common stock:
Basic	$0.14	$0.14	$1.11	$0.91
Diluted	$0.14	$0.14	$1.11	$0.90
Cash dividends per common share	$0.1650	$0.1550	$0.6500	$0.6100
Weighted average number of common shares outstanding:
Basic	8,051,944	7,982,354	8,019,728	7,459,005
Diluted	8,088,270	8,031,052	8,063,073	7,505,921

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2019	2018
Current assets	$13,256,420	$13,143,064
Total property, plant and equipment, net	177,816,330	161,105,263
Other assets	53,350,288	34,507,400
Total Assets	$244,423,038	$208,755,727
Liabilities and Stockholders’ Equity
Current liabilities	$23,546,484	$24,554,669
Long-term debt, net	90,470,806	57,054,224
Deferred credits and other liabilities	45,668,813	47,716,465
Total Liabilities	159,686,103	129,325,358
Stockholders’ Equity	84,736,935	79,430,369
Total Liabilities and Stockholders’ Equity	$244,423,038	$208,755,727